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Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:                                          CONTACT:

J. Brad McGee                                     Mathias J. Barton
Tyco International (US) Inc.                      Central Sprinkler Corporation
Senior Vice President                             Senior Vice President
(603) 778-9700                                    (215) 393-0220






           TYCO INTERNATIONAL TO ACQUIRE CENTRAL SPRINKLER CORPORATION

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       Immediately Accretive, Acquisition Provides Excellent Strategic Fit

         Hamilton, Bermuda and Lansdale, PA, June 16, 1999 -- Tyco International Ltd. (NYSE-TYC, LSE-TYI, BSX- TYC), a diversified manufacturing and service company, and Central Sprinkler Corporation (NASDAQ-CNSP) a leading designer, manufacturer, and distributor of automatic fire sprinklers, valves and component parts, announced today that they have entered into a definitive agreement pursuant to which Central Sprinkler will merge with Tyco. Central Sprinkler shareholders will receive $30 in cash for each share of Central Sprinkler, which values the transaction at approximately $115 million. Shares of Central Sprinkler closed at $22.375 on Tuesday, June 15, 1999.

         Central Sprinkler, with annual revenues in excess of $220 million, is a leader in the fire sprinkler industry. Central Sprinkler designs, manufacturers, and distributes a complete line of fire sprinklers, valves and accessories, PVC pipe and fittings, steel pipe, and iron grooved products.

         "Central Sprinkler is an excellent fit with our existing related businesses and operating efficiencies will result in an immediate positive impact on earnings", said L. Dennis Kozlowski, Tyco's Chairman and Chief Executive Officer. "The product line and customer base are very complementary to Tyco's existing fire sprinkler businesses in the United States, Canada and Europe. This acquisition provides significant opportunities for enhanced growth as well as marketing efficiencies" he added.

         E. Talbot ("Tal") Briddell, Chairman and Chief Executive Officer of Central Sprinkler said, "The acquisition of Central Sprinkler by Tyco provides exceptional value for our shareholders. The combination with Tyco expands Central Sprinkler's growth opportunities due to Tyco's access to international markets, knowledge of the fire sprinkler business and great financial strength.

         The transaction is subject to customary regulatory review and approval by Central Sprinkler's shareholders. The Board of Directors of both companies have approved the transaction.

         Tyco International Ltd., a diversified manufacturing and service company, is the world's largest manufacturer, installer, and provider of fire protection systems and electronic security services, the largest manufacturer and servicer of electrical and electronic components and underwater telecommunications systems, the largest manufacturer of flow control valves, and has strong leadership positions in disposable medical products and plastics and adhesives. The Company operates in more than 80 countries around the world and has expected fiscal 1999 revenues in excess of $22 billion.

FORWARD LOOKING INFORMATION

         Comments in this release contain certain forward-looking statements, which are based on management's good faith expectations and belief concerning future developments. Actual results may materially differ from these expectations as a result of many factors, relevant examples of which are set forth in the "Management Discussion and Analysis" section of the Company's 1998 Annual Report to Shareholders and the Company's 1998 Annual Report of Form 10-K.

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